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                          TECHNOLOGY LICENSE AGREEMENT


                                 by and between

                        PATH 1 NETWORK TECHNOLOGIES INC.
                                  ("Licensor")

                                       and


                            VISIONARY SOLUTIONS, INC.
                                  ("Licensee")

                          Dated as of December 11, 2001








                                TABLE OF CONTENTS



1.                Definitions................................................1


2.                License Grants and Restrictions............................3


3.                Compensation...............................................5


4.                Update Responsibilities....................................6


5.                Support....................................................7


6.                Marketing and Publicity....................................7


7.                Proprietary Rights.........................................8


8.                Representations and Warranties.............................9


9.                Indemnification............................................9


10.               Confidentiality...........................................11


11.               Liability.................................................12


12.               Term and Termination......................................12


13.               General Provisions........................................13











                          TECHNOLOGY LICENSE AGREEMENT

     THIS TECHNOLOGY LICENSE AGREEMENT (this "Agreement") is made as of December 11, 2001 (the "Effective Date"), between Path 1 Network Technologies Inc., a Delaware corporation with a place of business at 3636 Nobel Drive, Suite 275, San Diego, California 92122 ("Licensor"), and Visionary Solutions, Inc., a California corporation with its principal place of business at 4193 Carpinteria Avenue, Suite 11, Carpinteria, California 93013 ("Licensee") (each a "party" and together the "parties").

                                    RECITALS

     WHEREAS,  Licensor is the owner of certain  Technology,  as defined herein;
and
     WHEREAS, Licensee desires to license the Technology from Licensor on the terms and conditions set forth in this Agreement; and

     WHEREAS, Licensor is willing to license the Technology to Licensee for such development and use, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of these premises and of the mutual promises and conditions contained in this Agreement, Licensor and Licensee agree as follows:

1.       Definitions

     1.1......"Affiliate" of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

     1.2......"Change  of  Control"  shall  mean  the  occurrence  of any of the following events:
     (a) Any "person" or "group of persons" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then-outstanding voting securities; or

     (b) A change in the composition of the Company's Board of Directors occurring within a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof or
(ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or

     (c) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         1.3......"Contract Quarter" shall mean each calendar quarter period
(March 31, June 30, September 30 and December 31) following the Effective Date during the Term.

         1.4......"Claims" shall have the meaning set forth in Section 9.1.

         1.5......"Documentation" means the data sheet, specifications, test procedure and methodology, and instructions for the Technology.

         1.6......"Emulation/Simulation Device" shall mean a combination of one or more modules using the Technology, together with supporting software, the principal function of which is as a development and/or diagnostic tool.

         1.7......"Enhancements" shall mean improvements, modifications, refinements, upgrades, updates, new features, new functions, new versions, and new applications, in any form or medium whatsoever, and all Intellectual Property Rights therein.

         1.8......"Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

         1.9......"Equipment" shall mean data processing and similar equipment, including options, accessories and attachments for more basic equipment. Equipment includes, as a component thereof, any media fixed or embedded therein that is not normally replaced except for maintenance and repair. Equipment may include in its meaning, depending upon context, a system or systems consisting of tangible Equipment and intangible Software.

         1.10 .... "Intellectual Property Right" and "Intellectual Property
Rights" shall mean all worldwide right, title and interest of a Person in, to and under any and all: (a) United States or foreign patents and pending patent applications therefor, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (b) copyrights; and (c) trade secrets, know-how, processes, methods, engineering data and technical information.

         1.11 ...."Information" shall mean any idea, program, technical, business or other intangible information, however conveyed.

         1.12 ...."Know-How" shall mean experience, skills and expertise in non-tangible form, relating to Technology and consulting and advisory services relating to such experience, skills and expertise.

         1.13....."Licensee Product" shall mean products or Software produced and marketed by Licensee, which contain Path 1 DotCAM(R) Technology, in whole or part.

         1.14 ...."Licensor Intellectual Property Rights" shall mean one or more
Intellectual Property Rights owned by Licensor or licensed to Licensor by a Third Party with the right to sublicense at no cost. Licensor is not under an obligation to seek such Third Party licenses.

         1.15....."Net Receipts" shall mean the gross amount recognized as income on Licensee's books (pursuant to generally accepted accounting principles consistently applied) in connection with the sale of a Product, less deductions for discounts, commissions, value added or any similar taxes, and shipping and insurance charges, with respect to such Product.

         1.16 .... "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

         1.17....."Product" shall mean any integrated circuit, or any device developed by Licensee pursuant to this Agreement containing several integrated circuits, designed with or utilizing, in whole or in part, the Technology.

         1.18 ...."Software" shall mean intangible information in object code form constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs.

         1.19....."Software Source Material" shall mean information consisting of all intangible source programs, technical documentation and other information required for maintenance, modification or correction of the most current version of Software.

     1.20....."Specifications"  shall mean the specifications for the Technology set forth in Exhibit A, or if not so set forth, shall mean Licensor's current published specifications, user documentation and other information for the Technology as of the date of order and any additional specifications furnished by Licensee.

     1.21....."Technology"   or  "Path  1  DotCAM(R)   Technology"   shall  mean
Licensor's Path 1 DotCAM(R) Technology as specified on Exhibit A, including all Software and hardware components thereof, including, collectively, each of the source code for certain Software, the designs, specifications, data, circuit and logic elements, libraries, algorithms, rule base and technical information, modules and any logic functions, I/O cells, memories, or analog cells and other information or technology relating to the Path 1 DotCAM(R) Technology.

     1.22  ...."Term"  shall  mean the term of this  Agreement  as  provided  in
Article 12.

     1.23 ...."Third party" shall mean, with respect to a party, any Person that is not an Affiliate of such party.

     1.24....."Update"  shall  mean a  change  to the  data  file or an  editing process made available to Licensee by Licensor because of design flaws, discrepancies, or defects ("bugs") in the Software or in order to bring the Technology into compliance with the Specifications.

     1.25  ...."Use"  shall mean operate,  reproduce,  distribute,  transmit (by electronic means or otherwise), make available, perform and display.

     2. License Grants and Restrictions

     2.1 .....Grant Of License. Subject to the terms of this Agreement, Licensor hereby grants to Licensee under all Intellectual Property Rights of Licensor, now owned or, to the extent it is not prohibited from licensing such right, hereafter acquired a non-exclusive, non-transferable, worldwide license (i) to develop, make, use, reproduce and distribute the Technology solely for use in Licensee Products, and (ii) to adapt, modify, customize, or otherwise transform the Technology solely for use with Licensee Products; provided that no adaptations, customizations, modifications or transformations alter, change, modify or otherwise affect the operation of the functioning of the Technology, unless Licensee agrees to make such adaptations, customizations, modifications and transformations available to Licensor as provided in this Section 2.1 (such licenses shall be hereinafter referred to, collectively, as the "License"). Licensee agrees that it shall, within ten (10) business days after Licensee's internal releases or production releases, deliver to Licensor such information, including, on an "as is" basis, copies of source code for all adaptations, customization, modifications, transformations, or derivative works of the Technology developed by Licensee in reasonable detail as is necessary to permit Licensor to incorporate said adaptations, customization, modifications, transformations, or derivative works. Subject to the terms of this Agreement, Licensee hereby grants Licensor a nonexclusive, nontransferable, license to use, copy, modify, distribute and make derivative works from any adaptations, modifications, or other changes to the Technology made by Licensee. If said adaptations, customization, modifications, transformations or derivative works constitute material changes to Path 1 DotCAM(R) Technology, including but not limited to the addition of VSI technology, Licensee agrees to cross-license its technology with Licensor. Licensor and Licensee shall negotiate in good faith a license fee or royalty for re-use and re-sale by Licensor. Licensee's ownership of any adaptations, customization, modifications, transformations, or derivative works of the Technology shall be subject to Licensor's ownership of the underlying Technology.

         2.2 .....Compliance with Specifications. If Licensor makes any Updates to any of the Technology in order to bring the Technology into compliance with the Specifications, Licensor shall promptly thereafter (so long as the License is in effect) provide to Licensee such information, in reasonable detail, with respect to such Updates as is reasonably necessary to permit Licensee to incorporate such Updates in the Technology.

         2.3......Restriction on Sublicensing. The License granted hereby may not be transferred or sublicensed by Licensee, but shall extend to any wholly-owned subsidiaries and divisions or Affiliates of Licensee (collectively, "Affiliates"). Licensee shall be responsible for the compliance by each such Affiliate with the terms and provisions of this Agreement, and agrees to report and pay Royalties to Licensor in accordance with Section 3 hereof with respect to production of Products by each such Affiliates, except as otherwise provided in Exhibit B. Any such affiliate shall agree in advance in writing to be bound by all the terms of this Agreement, and Licensee shall agree to guarantee the obligations of such Affiliate hereunder.

         2.4......No Reverse Engineering. Licensee shall not reverse engineer, reverse compile or disassemble the Technology, or otherwise attempt to derive the source code to any Software licensed under this Agreement without the express written consent of the Licensor; provided, however, that in no event shall any written consent of any single action under this Section 2.4 be deemed a written consent of any other such action theretofore or thereafter occurring. The foregoing shall not apply to such activities conducted in the ordinary course of technical support of Licensee Products such as may occur through the use of debugging tools.

     2.5......Restriction  on  Outside  Production.   Licensee  shall  not  have
Products manufactured for it by any Third Party without the prior written consent of Licensor, except where such Third Party has been licensed by Licensor to manufacture the Products or otherwise approved by Licensor. All distribution of Source Code shall be accompanied by an executed copy of the Visionary Solutions Intellectual Property License Agreement (a copy of which will be provided to Licensor within thirty (30) days of the execution of such agreement).

     2.6......Audits and Inspection Rights.

     2.6.1 Licensor shall have the right, upon reasonable advance notice, to inspect Licensee's records and facilities, and the records and facilities of Affiliates of Licensee, with respect to the manufacture of Licensee Products hereunder and to receive sample units thereof in order to verify that such manufacturing is within the scope of this Agreement, and that there are appropriate security procedures to protect Licensor's Confidential Information, as that term is defined in Section 10.1 hereof.

     2.6.2 If the payment of Royalties is required as provided in Section 3.2, during the term of this Agreement and for a period of one (1) year thereafter, Licensor shall have the right, at its expense, and upon reasonable notice to Licensee, to have examined by an independent auditor with a national reputation, reasonably acceptable to Licensee, Licensee's books and records in order to determine or verify the Net Receipts and sales of the Products. Licensor shall not make any such examination more than twice in any calendar year. If an error in the reported Net Receipts or the reported number of Products sold by Licensee is discovered as a result of such an examination and the reported Net Receipts or the reported number of Products sold by Licensee during the period(s) examined were in excess of 5% less than the actual net receipts or number of Products sold by Licensee, as the case may be, during such period(s), Licensee
(i) shall pay all of Licensor's out-of-pocket expenses related to such examination, and (ii) shall pay Licensor interest on the amount of such underpayment, at the rate of 10% per annum, from the date such amount was due and payable until such amount is actually paid.

         2.6.3 Licensee shall keep adequate records to verify all reports and payments made to Licensor pursuant to this Agreement for a period of two (2) years following the date of such reports and payments.

        2.7......No Other Licenses. The License granted under this Agreement is specifically set forth herein, and no licenses are granted by Licensor to Licensee by implication or estoppel.

        2.8.....Reservation Of Rights. All rights not specifically granted to
Licensee hereunder are reserved by Licensor.

         2.9 .....Restrictions on Export. Licensee acknowledges and agrees that it shall not import, export, or re-export the Products or related Documentation to any country in violation of the laws and regulations of any applicable jurisdiction. Licensee further agrees to defend, indemnify, and hold Licensor harmless for any losses, costs, claims, or other liabilities arising out of Licensee's breach of this Section.

         2.10 ....Delivery. Unless otherwise provided for herein or agreed to by the parties, following the Licensor's receipt of the fee payment provided for in
Section 3.1, Licensor will ship the Technology to Licensee in CD-ROM format.

         2.11 ....Acceptance. The Technology, any Updates and Documentation will be deemed accepted by Licensee unless it gives notice to Licensor of non-conformity within fourteen (14) days of date of its receipt. The parties agree that such acceptance shall not limit any of the remedies or rights otherwise provided to Licensee hereunder.

3.       Compensation

         3.1 .....Initial Payments for License. In consideration for the grant of the License, Licensee shall pay to Licensor each of the payments set forth in Exhibit B in accordance with the schedule provided therein, each of which shall be nonrefundable.

         3.2......Royalties. Licensee shall pay to Licensor royalties on its Net
Receipts ("Royalties") as specified in Exhibit B (Royalties and Fees). Such Royalties shall be due and payable to Licensor regardless of whether Licensee collects payments for the Products from its consumers.

         3.3 .....Maintenance and Support Fees. Licensee shall pay Licensor fees as specified in Exhibit B (Royalties and Fees) for maintenance, support, updates and upgrades provided by Licensor to Licensee pursuant to Sections 4 and 5. Such fees shall be due and payable to Licensor in advance beginning one (1) year after the date of execution of this Agreement, regardless of whether Licensee collects payments for the Products sold or their maintenance and support from Licensee's customers.

         3.4 .....Taxes and Assessments.

      3.4.1 In addition to any other payments due under this Agreement, Licensee agrees to pay, indemnify and hold Licensor harmless from any sales, use, excise, import or export, value-added or similar tax or duty, and any other tax not based upon Licensor's net income, including any penalties and interest, and all government permit or license fees and all customs and similar fees, levied upon the use or distribution of the Products which Licensor may incur in respect of this Agreement, and any costs associated with the collection or withholding of any of the foregoing items ("Taxes").

     3.4.2 If Licensee fails to pay any Taxes as of the original due date for such Taxes and Licensor receives any assessment or other notice (collectively the "Assessment") from any governmental taxing authority providing that such Taxes are due from Licensor, Licensor shall give Licensee written notice of the Assessment and Licensee shall pay to Licensor or the taxing authority the amount set forth as due in the Assessment within thirty (30) days of receipt of such written notice from Licensor.

     3.5....Payment Terms.  Royalties shall accrue upon shipment to a customer of Products by Licensee and shall be payable within thirty (30) days after the end of each Contract Quarter. Each Royalty payment shall be accompanied by a statement setting forth in sufficient detail the basis upon which Royalties were calculated. Payments and statements shall be sent to Licensor at the address set forth in Sections 14.3 of this Agreement or such other address as Licensor may designate in writing.

     3.6......Royalty-Free   Products.   Licensee   shall   have  the  right  to
manufacture and distribute a commercially reasonable number of Products, provided that it does not receive any revenue therefrom, for the following purposes without incurring a Royalty obligation to Licensor: units for testing, units with limited functionality for reseller point of purchase and demonstration, units provided to Licensor, units used internally by employees or contractors of Licensee, and units given to press and analysts.

     4.       Update Responsibilities.

     4.1 .....Updates. During the Term of this Agreement, Licensor shall deliver to Licensee all Updates to the Technology within ten (10) business days after Licensor's internal releases or production releases. Upon such delivery, the Licenses granted to Licensee pursuant to Section 2 above shall be deemed to include the items delivered pursuant to this Section 4.1., unless Licensee returns such Updates to the Technology to Licensor along with written notification of non-acceptance. If Licensee does not provide Licensor with such notification, Licensee acknowledges that during the term of this Agreement, in addition to delivering to Licensee the Updates referred to above, Licensor expects to release separate modules and components for the Technology, including upgrades, modifications, enhancements or new versions not designed solely to meet the Specifications, for which Licensor may elect to require that licensees pay separate consideration and enter into separate agreements or amendments in order to have any rights to such modules or components. Licensee may elect not to accept such Updates, in which case, Licensee shall not be required to pay separate consideration and not be required to enter into separate agreements or amendments with Licensor.


     4.2 .....Requested Enhancements.

     4.2.1 In the event that Licensee requests in writing that Licensor add new functionality to the Technology, Licensee will consider such request in good faith and will respond to Licensee in writing within thirty (30) days of its receipt of such request (or within such longer time period as may be reasonably agreed by the parties) with whether Licensor intends to implement such request and, if so, with an estimate of additional costs to Licensee and a proposed schedule for implementation. In the event Licensor approves such request under a proposed schedule reasonably acceptable to Licensee ("Approved Enhancements"), Licensor will use its reasonable commercial efforts to implement such enhancements within the proposed schedule, whereupon such Approved Enhancements will be deemed additional Technology for all purposes of this Agreement. Upon delivery to Licensee, the License granted to Licensee pursuant to Section 2 above shall be deemed to include such Approved Enhancements. Licensee shall execute all assignments and other documents as may be requested by Licensor to evidence and perfect Licensor's ownership of the Approved Enhancements and the Intellectual Property Rights therein.

     4.2.2 To the extent Licensor rejects Licensee's request for Enhancements, or if Licensor's estimated costs or proposed schedule is not reasonably acceptable to Licensee, then Licensee may notify Licensor in writing that Licensee wishes to implement such Enhancements itself, whereupon the parties will negotiate in good faith the terms under which Licensee will develop the Enhancements, including: (i) which source code and tools Licensee will require;
(ii) the limitations that will be placed on Licensee's (and any contractor's) use of such source code and tools; (iii) the parties' respective Intellectual Property Rights in such Enhancements; (iv) Licensor's responsibility, if any, for support and maintenance of such Enhancement; and (v) Licensee's responsibility for any costs and expenses that Licensor may incur in connection with such implementation, support and maintenance.

     4.2.3 The parties hereby agree that all Approved Enhancements shall be subject to the terms and conditions of this Agreement as though they were part of the original Technology.

     5. Support

     Licensor shall provide Licensee with the following support during the term of this Agreement in accordance with Licensor's established support terms set forth in Exhibit B.

     6. Marketing and Publicity

     6.1  .....Marketing.  Except as provided in Section 6.2 below,  the parties agree to work together to identify areas where joint marketing efforts would benefit both parties, and upon mutual agreement shall implement such efforts.

     6.2  .....Publicity.  Both  parties  will  periodically  promote  the  Path
1/Visionary Solutions relationship through mutually agreed upon (as to timing and content) press releases and other announcements. Prior to the initial public announcement about the relationship under this Agreement, the disclosing party will obtain consent of the other party, which consent shall not be unreasonably withheld. Neither party shall otherwise disclose the terms of this Agreement to any third party, other than its financial or legal advisors and current or potential Non-Corporate Investors, or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. "Non-Corporate Investors" shall mean venture capital investors/funds and investment banking investors/funds.

     6.3  .....Branding.  Licensee  and its  Affiliates  shall use the  Licensor trademarks in conjunction with the distribution of the Products and in their advertising, promotional and printed materials for the Products and on the Products. Licensor and Licensee shall use their best efforts to agree upon the size, placement and prominence of Licensor trademarks on Licensee's Products. In addition, Licensee shall use its best efforts to promote the "Path 1 DotCAM(R) technology" name on the external chassis of any third party finished product.

     7. Proprietary Rights

     7.1......Title.  Licensor  acknowledges that the Technology  represents the valuable trade secrets of Licensor. Licensor shall be the sole and exclusive owner of the Technology. Subject always to Licensor's ownership of the Technology, Licensee shall be the sole and exclusive owner of the Products. Applications for the Products shall belong solely and exclusively to the party developing such applications.

     7.2......Proprietary  Rights  Notices.  Licensee  agrees  that it will  not remove, alter or otherwise obscure any proprietary rights notices appearing in the Technology. Further, Licensee agrees that it will cause to appear on the container or label for each unit of the Licensee Products manufactured hereunder appropriate patent and copyright notices and proprietary data legends as contained in the Technology delivered by Licensor or as otherwise reasonably required by Licensor.

     7.3......Nonsolicitation.  Licensee  agrees  that  during  the Term of this
Agreement and for a period of one (1) year thereafter, Licensee will not directly or indirectly, either for itself or any other person or entity, solicit any individual who is engaged as an employee, agent or independent contractor, by Licensor or Licensor's to terminate his or her employment or engagement with Licensor or such subsidiary and/or to become an employee, agent or independent contractor of Licensee or such other person or entity. During the term of this Agreement, and for a period of one (1) year thereafter, Licensee agrees that it will not take any action either on behalf of itself or any other person or entity which action is designed to disrupt Licensor's business relationships with Licensor's strategic partners or to directly solicit, or allow any of its subsidiaries or affiliates to solicit, any of Licensor's strategic partners for the purpose of persuading them to cease doing business with Licensor.

     7.4......U.S. Government Restricted Legend. All Licensor technical data and computer software is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Licensor's standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable. Licensee will: (a) identify and license the software developed by Licensee hereunder in all proposals and agreements with the United States Government or any contractor therefor; and (b) legend or mark such software provided pursuant to any agreement with the United States Government or any contractor therefor in a form sufficient to obtain for Licensor and its suppliers the protection intended by this Section 10.3 (U.S. Government Restricted Rights Legend). Licensee agrees not to remove or deface any portion of any legend on any software or documentation delivered to it under this Agreement.


     8. Representations and Warranties

     8.1......Licensor  and Licensee each  represents  and warrants to the other that:

     (i) it is organized, validly existing and in good standing under the laws of the country or state in which it is incorporated;

     (ii) its execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary corporate action on its part, and it has full corporate power, right and authority to enter into this Agreement, to grant the license it has granted hereunder and to perform its obligations hereunder;

     (iii) neither the execution and delivery of this Agreement by it, nor the performance by it of any of its obligations under this Agreement, violates any applicable law or regulation of any country, state or other governmental unit, or its Articles or Certificates of Incorporation or Bylaws or other charter documents, or constitutes a violation of, or a breach or default under, any agreement or instrument, or judgment or order of any court or governmental authority, to which it is a party or to which it is subject or to which any of the Technology is subject;

     (iv) this Agreement is a valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by equitable principles or by bankruptcy or other laws affecting creditors' rights generally; and

     (v) no consent, approval, order or authorization of any person, entity, court or governmental authority is required on its part in connection with the execution and delivery of this Agreement or the performance by it of its obligations hereunder.

     8.2 .....Licensor represents and warrants to Licensee that it has title to, or a license with a right to sublicense, the Technology, in the form in which it is delivered to Licensee, free and clear of any liens, claims or encumbrances or interests of any third party or any license which is in conflict with the License. As of date hereof, no part of the Technology has been licensed to Licensor and Licensor has not granted any license with respect to any part of the Technology.

     8.3......Licensor represents and warrants to Licensee that it will not make offers to sell or license Path 1 DotCAM(R) technology to Pelco for the lesser of five (5) years or as long as this Agreement generates Licensor a minimum of US$100,000 in license, product or royalty revenue or f fixed fee in the first year, US$300,000 per year in the second and third years and US$500,000 per year in the fourth and fifth years.

     9. Indemnification

     9.1......By  Licensor.  Licensor  shall,  at its own  expense,  defend  and indemnify Licensee for damages and reasonable costs incurred in any suit, claim or proceeding brought against Licensee alleging that the Technology licensed pursuant to this Agreement infringe (i) any patents in the United States, (ii) any copyrights worldwide, or (iii) any trademarks in any countries in which Licensor markets the Technology, or misappropriate any trade secrets, provided that Licensor is promptly notified, rendered reasonable assistance by Licensee as required, and permitted to direct the defense or settlement negotiations. Licensor shall have no liability for any infringement arising from: (a) the integration or combination of the Technology together with other software, materials or products not integrated or combined by Licensor, if the infringement would have been avoided in the absence of such integration or combination; (b) the use of other than a current unaltered release of the software available from Licensor, if the infringement would have been avoided by the use of the then-current release, and if Licensor has provided such current release to Licensee; or (c) modifications to the Technology requested by Licensee.

     9.2......Remedies.  In the event Licensor  reasonably believes that the use or distribution of the Technology is likely to be enjoined, Licensor may, at its option, either: (i) substitute functionally equivalent non-infringing Technology, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains functionally equivalent; (iii) obtain for Licensee, at Licensor's expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Licensor may take back such infringing item or items and terminate only that portion of the license associated with respect to such item or items, subject to a mutually satisfactory equitable reduction in the Royalty and fees payable under this Agreement. Should the use or distribution of the Technology be enjoined, Licensor shall, at its option, either: (i) substitute functionally equivalent non-infringing Technology, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains functionally equivalent; (iii) obtain for Licensee, at Licensor's expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Licensor may take back such infringing item or items and terminate only that portion of the license associated with respect to such item or items, subject to a mutually satisfactory equitable reduction in the Royalty and fees payable under this Agreement. Notwithstanding the foregoing, Licensee acknowledges that Licensor may undertake to obtain patent licenses from third parties relating to the Technology, and in such event the royalty obligation for the Licensee Products arising from such patent licenses shall be passed through to, and paid at the direction of Licensor by Licensee; provided, however, that the per-unit royalty obligation payable by Licensee shall not exceed the per-unit or percentage royalty obligation (whichever is less) payable by Licensor for products similar to the Licensee Products, and shall not in any event exceed Licensee's Royalty Obligations for Licensee Products under this Agreement. SECTIONS 12.1 and 12.2 STATE LICENSEE'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

     9.3......By  Licensee.  Licensee  shall,  at its own  expense,  defend  and indemnify Licensor for damages and reasonable costs incurred in any suit, claim or proceeding brought against Licensor or its Affiliates that the Licensee Products and/or related materials infringe (i) any patents in the United States,
(ii) any copyrights worldwide, or (iii) any trademarks in any countries in which Licensee markets products in connection with the Technology, or misappropriate any trade secrets, provided that Licensee is promptly notified, rendered reasonable assistance by Licensor as required, and permitted to direct the defense or settlement negotiations. Licensee shall have no liability for any infringement arising from: (a) the integration or combination of the Licensee Products together with other software, materials or products not integrated or combined by Licensee, if the infringement would have been avoided in the absence of such integration or combination; or (b) use or distribution of Technology.
SECTION 12.3 STATES LICENSOR'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NONINFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

     9.4......Procedure for Indemnification.

     9.4.1 In the event that any legal proceedings are instituted, or any claim or demand is asserted, by any third party which may give rise to any damage, liability, loss, or cost or expense in respect of which either party has indemnified the other party under this Section 9 above, the indemnified party shall give the indemnifying party written notice of the institution of such proceeding, or the assertion of such claim or demand, promptly after the indemnified party first becomes aware thereof; provided, however, that any failure by the indemnified party to give such notice on such prompt basis shall not affect any of its rights to indemnification hereunder unless such failure materially and adversely affects the ability of the indemnifying party to defend such proceeding.

     9.4.2 The indemnifying party shall have the right, at its option and at its own expense, to be represented by counsel of its choice, subject to the approval of the indemnified party, which approval shall not be unreasonably withheld or delayed, and to defend against, negotiate with respect to, settle or otherwise deal with such proceeding, claim or demand; provided, however, that no settlement of such proceeding, claim or demand shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, unless, pursuant to the terms and conditions of such settlement, the indemnified party shall be released from any liability or other exposure with respect to such proceeding, claim or demand; and provided, further, that the indemnified party may participate in any such proceeding with counsel of its choice and at its own expense. In the event, or to the extent, the indemnifying party elects not to, or fails to, defend such proceeding, claim or demand and the indemnified party defends against, settles or otherwise deals with any such proceeding, claim or demand, any settlement thereof may be made without the consent of the indemnifying party if it is given written notice of the material terms and conditions of such settlement at least ten (10) business days prior to a binding agreement with respect to such settlement being reached. Each of the parties agrees to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding, claim or demand.

     10. Confidentiality

     10.1  ....Confidential  Information.  For the  purposes of this  Agreement,
"Confidential Information" shall mean any information delivered by one party to another which the receiving party ("Receiving party") knows or has reason to know is considered confidential by disclosing party ("Disclosing party"). Without limiting the foregoing, the Technology and Documentation shall be deemed Confidential Information. The Receiving party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information of the Disclosing party consistent with precautions used to protect the Receiving party's own confidential information, but in no event less than reasonable care. Except as provided below, the Receiving party agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any person or Entity without the Disclosing party's prior written consent. The Receiving party may only disclose the Confidential Information to its Affiliates, employees and agents who reasonably require access to such Confidential Information to perform obligations under this Agreement. The Receiving party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information of the Disclosing party agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should any party be faced with legal action to disclose Confidential Information under this Agreement, the Receiving party shall promptly notify the Disclosing party and upon the Disclosing party's request, shall reasonably cooperate with the Disclosing party in contesting such disclosures. The obligations imposed by this Section shall survive any termination of this Agreement.

     10.2  Non-Confidential  Information.  The  obligations set forth in Section
10.1 shall not apply to any particular portion of any Confidential Information to the extent that: (i) now or subsequently becomes generally known or available through no act or omission of Receiving party; (ii) was or is known at the time of receipt of same from Disclosing party; (iii) is provided by the Disclosing party to a third party without restriction on disclosure; (iv) is subsequently rightfully provided to Receiving party by a third party without restriction on disclosure; or (v) is independently developed by Receiving party and as can be demonstrated from Receiving party's business records and documentation, provided the person or persons developing same had not had access to the Confidential Information of the Disclosing party prior to such independent development.



     11. Liability

     11.1  ....EXCEPT  FOR LIABILITY FOR BREACH OF SECTION 12  (CONFIDENTIALITY)
AND EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 9 (INDEMNIFICATION): (A) NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR FOR LOSS OF REVENUE OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMANGES; AND (B) IN NO EVENT SHALL LICENSOR'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

     12. Term and Termination

     12.1.....Term. The Term of this Agreement shall begin on the Effective Date and shall continue unless and until terminated pursuant to this Section 12.

     12.2.....Termination  Due to Bankruptcy.  In the event a party: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after mailing.

     12.3.....Right to Terminate; Early Termination.

     12.3.1 Either party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of a written notice of such breach given by the non-breaching party; or

     12.3.2 Licensee may terminate this Agreement upon thirty (30) days written notice to Licensor:

     (a) if that Licensor is unable to satisfactorily correct a critical error and/or material error that materially impairs significant functionality of the Technology within six (6) months, provided, however, that Licensee shall not have the right to terminate if Licensor can reinstate the previous version of the Technology (which shall be at Licensor's expense) and that version does not manifest such error at the time of reinstatement;

     (b) if remedies provided in Section 9.1 are insufficient to provide Licensee with the right to continue using any part of the Technology subject to a Claim of patent infringement or alleged patent infringement, provided that Licensee shall not have the right to terminate if to the extent that Licensor is able to avoid infringement or alleged infringement of the patent rights of a Third party by having Licensee revert to the prior version of a part of the Technology at Licensor's expense; and

     (c) provided further that Licensee's right to terminate pursuant to the foregoing subsections (a) and/or (b) shall not limit Licensee's rights and remedies otherwise available in this Agreement or at law.

     12.3.3 Either party may terminate this Agreement if the other party:

     (a) makes an assignment for the benefit of creditors;

     (b) admits in writing its inability to pay its debts as they become due;

     (c) distributes to its creditors any composition, extension or similar kind of agreement which purpose is to reach an out of court settlement with its creditors;

     (d) causes or consents to the appointment of a receiver, trustee, liquidator or similar officer for all or any material portion of its property;

     (e) shall be dissolved or fails to maintain its corporate existence;

     (f) has its ability to conduct business suspended or terminated;

     (g) becomes insolvent;

     (h) makes or consents to a notice of intended bulk transfer of its assets;

     (i) convenes a meeting of creditors to restructure its debts;

     (j)  takes  any   corporate   or  other  action  for  the  purpose  of
     effectuating any of the foregoing; or

     (k) if any proceeding, a receiver, trustee, liquidator or similar officer is appointed to administer and/or liquidate all or any portion of the property of the other party and such appointment is not vacated or set aside within 45 days after the appointment of such receiver, trustee, liquidator or similar officer.

     12.4  ....Effect Of  Termination.  In the event of any  termination of this
Agreement, each party shall be entitled to the rights and remedies afforded pursuant to Section 365(n) of the Bankruptcy Code, and to any and all other legal and equitable remedies to which such party may be entitled under the law. Upon the termination or expiration of this Agreement, Licensee shall terminate further use and distribution of the Technology and, return or destroy all copies of the Technology.

     12.5  ....Survival.  The defined terms contained  herein and the rights and obligations  in the following  Sections  shall survive any  termination  of this
Agreement: 3 ("Compensation"), 8 ("Representations and Warranties"), 9 ("Indemnification"), 10 ("Confidentiality"), 11 ("Liability"), 12 ("Termination"), 13 ("Applicability of Bankruptcy Code"), and 14 ("General Provisions").

     13. General Provisions

     13.1  ....Allocation  Of Risk.  The Sections on  limitation  of  liability, limitation of warranties and limited warranties allocate the risks of this Agreement between the parties. This allocation is reflected in the pricing of the license fees and is an essential element of the basis of the bargain between the parties.

     13.2 ....Amendment. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties.

     13.3  ....Assignment.  Licensor may assign this  Agreement to any person to who it transfers all or substantially all of its rights in the Technology or to any subsidiary or affiliate. Except as provided in the preceding sentence, neither party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without the other party's prior written consent. Any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their representative successors and permitted assigns.

     13.4 ....Choice Of Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

     13.5.....Choice  of Forum. The parties hereby submit to the jurisdiction of and waive any venue, objections against, the United States District Court for the Southern District of California, San Diego Branch, and the Superior Courts of the State of California, San Diego County, in any litigation arising out of this Agreement.

     13.6.....Warranties.

     13.6.1 Licensor warrants that for a period of sixty (60) days after receipt by Licensee of the Technology (the "Warranty Period") the media on which Licensor delivers the Technology to Licensee shall be free of defects in material and workmanship, and the Technology will perform substantially in accordance with the Documentation. As Licensee's sole and exclusive remedy for any breach of such warranty, Licensor shall replace any such defective media and/or correct any such performance problems in accordance with Sections 4 and
5.1 promptly following receipt of written notice from Licensee of such defects during the Warrant Period. EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN THIS SECTION, LICENSOR MAKES NO WARRANTY WITH RESPECT TO ANY OF THE TECHNOLOGY. LICENSOR MAKES NO IMPLIED WARRANTIES WITH RESPECT TO THE TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     13.6.2 Licensee shall be solely responsible for customer warranty of any and all Products manufactured by Licensee pursuant to this Agreement.

     13.7.....Injunctive   Relief.  The  copying,   disclosure  or  use  of  the
Technology in a manner inconsistent with any provision of this Agreement may cause irreparable injury to Licensor for which Licensor may not have an adequate remedy at law. Licensor may be entitled to equitable relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions.

     13.8  ....Compliance  With  Laws/Foreign  Corrupt  Practices Act.  Licensee
agrees at all times to comply with applicable laws and regulations in its performance of this Agreement, including, without limitation, the provisions of the United States' Foreign Corrupt Practices Act ("FCPA"). Licensee will indemnify, defend and hold harmless Licensor and its respective officers, agents and employees from and against any and all losses, costs, claims and other liabilities arising out of, relating to or resulting from Licensee's failure to comply with the provisions of applicable laws or the FCPA.

         13.9 ....Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         13.10 ...Entire Agreement. This Agreement, including all exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. The headings and captions are inserted for convenience of reference only and do not constitute a part of or modify any of the terms of this Agreement.

         13.11 ...Force Majeure. Neither party will be liable for any failure or delay in performance under this Agreement which might be due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of, any nature beyond the reasonable control of such party, including, without in any way limiting the generality of the foregoing, fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, strike, lockout, unavailability of components, activities of a combination of workmen or other labor difficulties, war, insurrection, riot, act of God or the public enemy, law, act, order, export control regulation, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement). In the event of the happening of such a cause, the party whose performance is so affected will give prompt written notice to the other party, stating the period of time the same is expected to continue.

         13.12 ...Licensee's Governmental Approval Obligations. Licensee shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the performance of all the terms and conditions of this Agreement including, but not limited to, distribution approval, foreign exchange approvals, import and export licenses and all approvals which may be required to realize the purpose of this Agreement.

         13.13 ...Notices, Etc. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such party in accordance with this Section 14.11):


(a)      If to Licensee:


         Visionary Solutions, Inc.

         4193 Carpinteria Ave. Ste 11

         Carpinteria, California 93013

         Telephone: (805) 566-5811

         Attention: William Bakewell, VP of Sales and Marketing

(b)      If to Licensor:

         Path 1 Network Technologies Inc.

         3636 Nobel Drive, Suite 275

         San Diego, California 92122

         Telephone: (858) 450-4220

         Facsimile: (858) 450-4203

         Attention: Richard B. Slansky, Chief Financial Officer

     All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

     13.14 ...Relationship of Parties. The parties to this Agreement are independent contractors. Neither party has the authority to bind the other or to incur any obligation on its behalf.

     13.15 ...Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

     13.16 ...Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed by both parties. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

     13.17 ...Calendar Days. The references to "days" herein are to be calendar days unless expressly designated as "business days."

     13.18....Attorneys'  Fees.  In any action to enforce  this  Agreement,  the prevailing party shall be awarded all court costs and reasonable attorneys' fees incurred, including such costs and attorneys' fees incurred in enforcing and collecting any judgment.

     [THIS SPACE INTENTIONALLY LEFT BLANK.]






     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


        LICENSOR
        PATH 1 NETWORK TECHNOLOGIES INC.



        By: ---------------------------------------------

        Title: -------------------------------------------------------

        Date: --------------------------------------------------------


        LICENSEE
        VISIONARY SOLUTIONS, INC.



        By: ----------------------------------------------------------

        Title: -------------------------------------------------------

        Date: --------------------------------------------------------